Exhibit 99.1

CONTACT:
January 2, 2003	Amy Finan
12:01 am EST	Director, Corporate Communications
& Industry Relations
240.864.2640 or 240.413.3300

ENTREMED LICENSES THALIDOMIDE ANALOGS
TO CELGENE IN DEAL VALUED AT $27 MILLION

Companies Dismiss All Related Litigation

     Rockville, MD – January 2, 2003 – EntreMed, Inc. (NASDAQ: ENMD), a biopharmaceutical leader in angiogenesis research and product development, today announced the licensing of the Company’s thalidomide analog programs to Celgene Corporation in a transaction with an aggregate value of approximately $27 million.

     Celgene and EntreMed have mutually agreed to dismiss recent lawsuits filed against each other regarding patents and patent applications relating to ENMD 0995, the lead Phase I drug candidate in EntreMed’s thalidomide analog programs. EntreMed now has adequate funds to continue its operations and has successfully alleviated the Company’s (near and medium-term) cash needs. Ferghana Partners Group, of New York and London, advised EntreMed on this transaction and is currently advising EntreMed on partnering, financing, and merger and acquisition matters.

     Under the terms of the agreements, Celgene will receive all rights to the EntreMed thalidomide analog programs, including ENMD 0995 and ENMD 0997. Celgene also will receive an exclusive worldwide license from Children’s Hospital, Boston to its thalidomide analog patent portfolio. In addition, EntreMed will transfer to Celgene other assets and intellectual property with respect to thalidomide analogs developed by EntreMed. In return, EntreMed will receive cash payments and equity investments in the form of convertible preferred stock and warrants. Furthermore, Celgene will assume certain EntreMed license payment obligations and will have the option, for one year, to select one of three preclinical products for a research and development collaboration with and licensing opportunity from EntreMed.

     Neil Campbell, EntreMed President and Chief Operating Officer, commented, “Today’s agreement with Celgene is a significant step forward for EntreMed shareholders and for cancer patients. First, the financial benefits from the Celgene transaction put EntreMed on firm ground. The net proceeds from this agreement provide EntreMed with sufficient cash in the bank to meet its near and intermediate term objectives. The EntreMed team can now turn its full energy to moving our other small molecule programs forward in the clinic and in the lab, as we pursue oncology, as well as non-oncology, business opportunities.”

     Dr. John Holaday, EntreMed Chairman and Chief Scientific Officer, said, “By ending the legal dispute with Celgene through this agreement, EntreMed has potentially saved millions in litigation costs; but more importantly, we have expedited the time necessary for the further clinical development of ENMD 0995 by Celgene. Ultimately, ENMD 0995, and perhaps other EntreMed thalidomide analogs, will reach patients sooner.”

     The present agreement is the second licensing transaction between EntreMed and Celgene. In 1998, when EntreMed was conducting Phase II oncology trials with thalidomide, EntreMed licensed thalidomide to Celgene for angiogenesis-related uses only. All thalidomide analogs, including ENMD 0995, were excluded from that 1998 license agreement. Today, the originally licensed thalidomide molecule, now called THALOMID® by Celgene, is approved by the Food and Drug Administration as a treatment for leprosy, but is used widely on an investigational basis for the treatment of multiple myeloma and other cancers. The original thalidomide and the thalidomide analogs licensed under today’s announcement are separate and structurally distinct molecules.

     EntreMed will issue the convertible preferred stock and warrants to Celgene for $16.75 million. The preferred stock is convertible into 16,750,000 shares of common stock at an equivalent price of $1.00 per share. The warrants, which may be exercised on a net issue basis, may be issued for up to 7,000,000 shares of common stock after six months at an exercise price of $1.50 per share. If Celgene chooses to convert all of the preferred stock and exercise all of the warrants for cash, Celgene would own approximately 49% of EntreMed based on the shares of EntreMed’s common stock currently outstanding. The convertible preferred stock and warrants will be issued on reliance on an exemption from Nasdaq’s stockholder approval requirements. Pursuant to Nasdaq Marketplace Rules, the transaction would be deemed to represent a change in control requiring EntreMed to obtain stockholder approval of the transaction. The Audit

Committee of the EntreMed Board of Directors expressly approved EntreMed’s reliance upon the exemption from Nasdaq’s stockholder approval requirements, and Nasdaq granted the exemption based on EntreMed’s current financial condition. Any exercise of the warrants for cash would provide proceeds to EntreMed in addition to the $27 million transaction value referred to above. Celgene also will have the right to designate two Directors to the EntreMed Board.

About EntreMed
 EntreMed, Inc., The Angiogenesis Company™, is a clinical-stage biopharmaceutical company developing angiogenesis therapeutics that inhibit abnormal blood vessel growth associated with over 80 diseases such as cancer, blindness and atherosclerosis. Unlike other angiogenesis compounds, EntreMed’s product candidates target disease-associated endothelial cells only and do not disrupt normal biological processes. As a result, our drug candidates have shown a strong safety profile with neither toxicity nor clinically significant side effects reported to date. EntreMed has three Phase II clinical drug candidates in oncology trials where doctors have reported some patients with tumor regression and disease stabilization. The Company also has a rich pipeline, consisting primarily of small molecules and peptides, under development and in preclinical studies. For further information, visit EntreMed’s web site at www.entremed.com.

Forward Looking Statements
 This release contains, and other statements that EntreMed may make may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “target,” “assume,” “goal,” “objective,” “plan,” “remain,” “seek,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and EntreMed assumes no duty to update forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in EntreMed’s Securities and Exchange Commission filings under “Risk Factors,” including risks relating to EntreMed’s need for additional capital and the uncertainty of additional funding, the early stage of products under development; uncertainties relating to clinical trials; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).

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